EXHIBIT 99.1

FOR IMMEDIATE RELEASE

April 20, 2005

Owens & Minor Reports Strong 1st Quarter 2005 Results

The company reports strong revenue growth, excellent asset management and outstanding operating cash flow

Richmond, VA....Owens & Minor (NYSE-OMI) reported revenue of $1.19 billion for the first quarter ended March 31, 2005, an increase of 7.9 percent compared to revenue of $1.11 billion in the first quarter of 2004. Net income for the quarter was $15.9 million, up 8.8 percent compared to net income of $14.6 million in the first quarter last year. Diluted earnings per share (EPS) for the first quarter 2005 were $0.40, up 8 percent over diluted EPS of $0.37 in the previous year’s first quarter. The company also reported strong operating cash flow of $123.0 million in the first quarter. On January 31, 2005, Owens & Minor acquired Access Diabetic Supply LLC (Access), a direct-to-consumer distributor of diabetic supplies. Therefore, two months of financial results from Access are included in Owens & Minor’s quarterly financial report.

Also during the quarter, Owens & Minor announced that Craig R. Smith, currently president and chief operating officer, has been elected as Owens & Minor’s next chief executive officer, succeeding G. Gilmer Minor, III, current chairman and chief executive officer, who has held the position for 21 years. Smith, 53, who is expected to be elected to Owens & Minor’s board of directors at the annual shareholders’ meeting, will become president and chief executive officer of the company effective July 1, 2005. Minor, 64, will continue to serve as the chairman of the board of directors. The succession plan ensures the continuity, strength and integrity of leadership at Owens & Minor.

“We are right where we expected to be after the first quarter,” said Minor. “Our core business is strong. OMSolutionsSM continues to improve and add overall value to the company, and our strategic direction has been strengthened by the acquisition of Access Diabetic Supply. The transition plan leading to Craig Smith becoming the chief executive officer on July 1, 2005, is proceeding very smoothly. Never have I seen or felt so much enthusiasm and excitement around the company. We have the absolute best team in the country serving our customers, suppliers and shareholders. Come visit us anywhere and feel it yourself.”

Other First Quarter 2005 Results

Operating margin for the quarter was 2.5 percent of revenue, unchanged from the first quarter of 2004. For the quarter, gross margin was 10.5 percent of revenue, compared to 10.3 percent in the prior year quarter. Despite ongoing industry pressures and a decline in alternate source purchasing, the company’s gross margin was positively affected by its strategic initiatives, including the acquisition of Access, and the impact of MediChoice® and OMSolutionsSM. Selling, general & administrative expense (SG&A) was 7.9 percent of revenue, compared to 7.6 percent in the 2004 first quarter. The SG&A result was also affected by the two months of financial results from Access.

Operating cash flow for the first quarter of 2005 was strong at $123.0 million. Asset management continued to show strength with days sales outstanding as of March 31, 2005 at 24.4, compared to 26.1 in the prior year quarter. Inventory turns for the quarter were 10.3, improved from 10.2 turns in the first quarter one year ago, and turns of 9.6 in the fourth quarter of 2004.

“Overall, we are pleased with the progress in our core business this quarter, with strong sales and efficient asset management,” said Smith. “Improved inventory turns and DSO resulted in strong cash flow this quarter. Inventory management will be a focus throughout 2005. Also, we will continue our ongoing efforts to improve margin through CostTrackSM, MediChoice® and FocusTM, all of which showed growth over last year. Our acquisition of Access is complete and we are pleased with the business plan that the Access team is implementing, and the progress they’ve made so far.”

2005 Outlook

Owens & Minor reiterated its guidance for 2005, anticipating it will report revenue growth in the 5 to 7 percent range, and diluted EPS in a range of $1.71 to $1.73 with stronger comparative earnings growth in the second half of the year.

“Although we reported stronger than expected revenue growth for the first quarter, at this early point in the year, we stand by our revenue growth guidance of 5 to 7 percent,” said Smith. “Revenue comparisons later in the year will be more challenging.”

Recent Highlights

Owens & Minor advanced its strategic plan in the first quarter with the acquisition of a direct-to-consumer healthcare marketing company. The January 31, 2005 acquisition of Access Diabetic Supply LLC (Access), a Florida-based distributor of diabetic supplies, complements Owens & Minor’s long-term strategy of expanding its market and customer base in healthcare. Access primarily markets blood glucose monitoring devices, test strips and other ancillary products used by people with diabetes for self-testing. The company also distributes products for certain other chronic disease categories.

Subsequent to the end of the first quarter, Access acquired Direct Diabetic Supplies, Inc. (DDS), a small Florida-based, direct-to-consumer distributor of diabetic supplies. Acquisitions such as this one are an important element of the growth strategy for Access. Access will leverage its existing infrastructure to serve the DDS customer base, which was rapidly and efficiently converted to Access.

A second acquisition completed in April expands the technology capabilities of OMSolutionsSM. Owens & Minor acquired Cyrus Medical Systems, a software company that successfully created and marketed a tissue implant tracking system. This innovative software incorporates bar-code technology that allows healthcare institutions to track and manage tissue implants. The Cyrus Medical technology is designed to replace the outdated manual systems in use in the healthcare industry today. The founders of the company joined the OMSolutionsSM team.

In the 2005 FORTUNE 500, Owens & Minor was listed 427th overall in this annual ranking of the nation’s largest companies according to total revenue. In other key measurements, the company was ranked:

•	29th in the ten-year annual growth rate for EPS

•	130th in the 2004 total return to investors

•	189th in profits as a percent of assets

•	263rd for profits as a percent of stockholders’ equity.

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Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, April 21, 2005 at 8:30am Eastern Time to discuss first quarter 2005 financial results. The phone number for the Owens & Minor conference call is 800-299-0148 and no passcode is required. The call will also be available by replay for five days by calling 888-286-8010, with access code: 29735579. The call will also be webcast for 21 days through www.owens-minor.com under the Investor Relations section.

CONTACTS: Jeffrey Kaczka, Senior Vice President, Chief Financial Officer, 804-965-5896; Richard F. Bozard, Vice President, Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications, 804-935-4291.

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Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended March 31,
	2005	% of revenue	2004	% of revenue	% Fav(Unfav)
Revenue	$1,193,600	100.0%	$1,106,074	100.0%	7.9%
Cost of revenue	1,067,762	89.5	992,014	89.7	(7.6)

Gross margin	125,838	10.5	114,060	10.3	10.3
Selling, general and administrative expenses	93,952	7.9	84,017	7.6	(11.8)
Depreciation and amortization	3,447	0.3	3,706	0.3	7.0
Other operating income and expense, net	(1,111)	(0.1)	(1,101)	(0.1)	0.9

Operating earnings	29,550	2.5	27,438	2.5	7.7
Interest expense, net	3,325	0.3	3,246	0.3	(2.4)
Discount on accounts receivable securitization	—	—	178	0.0	100.0

Income before income taxes	26,225	2.2	24,014	2.2	9.2
Income tax provision	10,306	0.9	9,389	0.8	(9.8)

Net income	$15,919	1.3%	$14,625	1.3%	8.8%

Net income per common share - basic	$0.40		$0.38
Net income per common share - diluted	$0.40		$0.37

Weighted average shares - basic	39,327		38,872
Weighted average shares - diluted	39,863		39,505

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$74,234	$55,796
Accounts and notes receivable, net	345,601	344,642
Merchandise inventories	403,919	435,673
Other current assets	26,492	28,365

Total current assets	850,246	864,476
Property and equipment, net	31,737	27,153
Goodwill, net	252,389	200,467
Other assets, net	37,099	39,737

Total assets	$1,171,471	$1,131,833

Current liabilities
Accounts payable	$362,126	$336,326
Accrued payroll and related liabilities	10,572	13,962
Other accrued liabilities	86,157	80,243

Total current liabilities	458,855	430,531
Long-term debt	205,537	207,476
Other liabilities	34,202	33,570

Total liabilities	698,594	671,577

Shareholders’ equity
Common stock	79,349	79,038
Paid-in capital	128,173	126,625
Retained earnings	274,408	263,646
Accumulated other comprehensive loss	(9,053)	(9,053)

Total shareholders’ equity	472,877	460,256

Total liabilities and shareholders’ equity	$1,171,471	$1,131,833

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2005	2004
Operating activities
Net income	$15,919	$14,625
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,447	3,706
Provision for LIFO reserve	5,100	2,225
Provision for losses on accounts and notes receivable	743	373
Changes in operating assets and liabilities:
Accounts and notes receivable	7,434	18,030
Merchandise inventories	27,540	(13,012)
Accounts payable	58,534	25,409
Net change in other current assets and current liabilities	3,272	(516)
Other, net	1,038	2,062

Cash provided by operating activities	123,027	52,902

Investing activities
Additions to property and equipment	(5,338)	(1,937)
Additions to computer software	(825)	(1,321)
Net cash paid for acquisitions	(57,920)	(2,500)
Other, net	1	4

Cash used for investing activities	(64,082)	(5,754)

Financing activities
Cash dividends paid	(5,157)	(4,319)
Proceeds from exercise of stock options	942	2,244
Decrease in drafts payable	(36,246)	(15,000)
Other, net	(46)	(15)

Cash used for financing activities	(40,507)	(17,090)

Net increase in cash and cash equivalents	18,438	30,058
Cash and cash equivalents at beginning of period	55,796	16,335

Cash and cash equivalents at end of period	$74,234	$46,393

Page Eight

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Operating results:
Revenue	$1,193,600	$1,165,269	$1,134,387	$1,119,375	$1,106,074

Gross margin	$125,838	$119,558	$114,850	$114,831	$114,060
Gross margin as a percent of revenue	10.5%	10.3%	10.1%	10.3%	10.3%

SG&A expense	$93,952	$87,955	$84,480	$84,533	$84,017
SG&A expense as a percent of revenue	7.9%	7.5%	7.4%	7.6%	7.6%

Operating earnings	$29,550	$27,440	$27,597	$27,654	$27,438
Operating earnings as a percent of revenue	2.5%	2.4%	2.4%	2.5%	2.5%

Net income	$15,919	$15,353	$15,197	$15,325	$14,625

Net income per basic common share	$0.40	$0.39	$0.39	$0.39	$0.38

Net income per diluted common share	$0.40	$0.39	$0.38	$0.39	$0.37

Accounts receivable:
Accounts and notes receivable, net	$345,601	$344,642	$327,433	$329,049	$335,028

Days sales outstanding	24.4	26.5	25.8	25.5	26.1

Inventory:
Merchandise inventories	$403,919	$435,673	$428,551	$413,611	$395,053

Average inventory turnover	10.3	9.6	9.6	10.0	10.2

Financing:
Long-term debt	$205,537	$207,476	$208,307	$207,032	$211,051

Stock information:
Cash dividends per common share	$0.13	$0.11	$0.11	$0.11	$0.11

Stock price at quarter-end	$27.15	$28.17	$25.40	$25.90	$25.30